UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 12, 2011

THE HOWARD HUGHES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34856	36-4673192
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
One Galleria Tower
13355 Noel Road, 22nd Floor
Dallas, Texas 75240
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 741-7744

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Director; Increase in Size of Board of Directors
          Effective as of October 12, 2011, The Howard Hughes Corporation (the “Company”) received the resignation of Mr. David D. Arthur from the Company’s Board of Directors (the “Board”) and as a member of the Board’s Compensation Committee. Mr. Arthur’s resignation did not occur as a result of any disagreement with the Company. On the same date, the Board increased the size of the Board from nine to ten members.
Appointment of Directors
          On October 12, 2011, the Board appointed Mr. Burton M. Tansky and Ms. Mary Ann Tighe to the Board to fill the vacancies created by Mr. Arthur’s resignation and the increase in the size of the Board. The Board determined that each of Mr. Tansky and Ms. Tighe is an independent director under the New York Stock Exchange listing standards. The Board has not determined on which committees, if any, Mr. Tansky and Ms. Tighe will serve. Mr. Tansky and Ms. Tighe will be compensated pursuant to the Company’s existing non-employee director compensation programs.
          A copy of the Company’s press release announcing the appointment of Mr. Tansky and Ms. Tighe and the resignation of Mr. Arthur is being furnish as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

99.1	Copy of press release issued by The Howard Hughes Corporation on October 13, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOWARD HUGHES CORPORATION
By:	/s/ Peter F. Riley
Peter F. Riley
Senior Vice President, Secretary and General Counsel

Date: October 17, 2011